EXHIBIT 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVEBEEN REDACTED BECAUSE (1) SUCH

TERMS ARE BOTH  NOT MATERIAL AND ARE THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATEOR CONFIDENTIAL; OR (2) DISCLOSURE OF

SUCH INFORMATION WOULD CONSTITUTEA CLEARLY UNWARRANTED

INVASION OF PERSONAL PRIVACY. THESE REDACTED TERMS HAVE BEEN

MARKED IN THIS EXHIBIT WITH TWO ASTERISKS [**].

ASSET PURCHASE AGREEMENT

between

COSETTE PHARMACEUTICALS, INC.

and

PALATIN TECHNOLOGIES, INC.

Dated as of December 19, 2023

i

EXHIBITS

Exhibit A	Form of IP Assignment Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Specified FDA Studies Detail

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 19, 2023 by and between COSETTE PHARMACEUTICALS, INC., a Delaware corporation headquartered at 200 Crossing Blvd, Bridgewater, NJ 08807 (“Purchaser”), and PALATIN TECHNOLOGIES, INC., a Delaware corporation headquartered at 4B Cedar Brook Drive, Cranbury, New Jersey, 08512 (“Seller”).

WHEREAS, Seller and certain of its Affiliates are engaged in the sale of bremelanotide under the trademark Vyleesi® (the “Product”), and in connection therewith, operate the Product Business; and

WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase and accept from Seller, the Acquired Assets (as defined below) and the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ACQUIRED ASSETS

Section 1.01. Purchase and Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller all the right, title and interest of Seller in, to and under the Acquired Assets, free and clear of any Liens, for (i) a purchase price equal to [**] (the “Closing Payment”), and (ii) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

(b) At the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller the Finished Goods Inventory for a purchase price equal to [**] (the “Inventory Payment” and, together with the Closing Payment, in the aggregate, the “Purchase Price”).

(c) On the one-year anniversary of the Closing Date, Purchaser shall pay, or cause to be paid, to Seller [**] (the “Deferred Purchase Price Payment”). The Deferred Purchase Price Payment shall be payable only one-time, [**] prior to the one (1) year anniversary of the Closing Date. The Deferred Purchase Price Payment will, when paid, constitute an upward adjustment to the Purchase Price by the amount of the Deferred Purchase Price Payment.

(d) Following the Closing, subject to Section 7.08, Purchaser will pay, or cause to be paid, to Seller additional contingent payments, if payable, upon satisfaction of, and subject to, the terms and conditions set forth in this Section 1.01(d) (collectively, the “Contingent Payments”). Any Contingent Payment will, when paid, constitute an upward adjustment to the Purchase Price by the amount of such Contingent Payment.

1

(i) Within thirty (30) days after the achievement of the First Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller [**] (the “First Net Sales Milestone Payment”). The First Net Sales Milestone Payment shall be payable one time only and shall be payable only if the First Net Sales Milestone is achieved prior to December 31, 2038 (the “Milestone Termination Date”).

(ii) Within thirty (30) days after the achievement of the Second Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller [**] (the “Second Net Sales Milestone Payment”). The Second Net Sales Milestone Payment shall be payable one time only and shall be payable only if the Second Net Sales Milestone is achieved prior to the Milestone Termination Date.

(iii) Within thirty (30) days after the achievement of the Third Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller [**] (the “Third Net Sales Milestone Payment”). The Third Net Sales Milestone Payment shall be payable one time only and shall be payable only if the Third Net Sales Milestone is achieved prior to the Milestone Termination Date.

(iv) Within thirty (30) days after the achievement of the Fourth Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller [**] (the “Fourth Net Sales Milestone Payment”). The Fourth Net Sales Milestone Payment shall be payable one time only and shall be payable only if the Fourth Net Sales Milestone is achieved prior to the Milestone Termination Date.

(v) Within thirty (30) days after the achievement of the Fifth Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller [**] (the “Fifth Net Sales Milestone Payment”). The Fifth Net Sales Milestone Payment shall be payable one time only and shall be payable only if the Fifth Net Sales Milestone is achieved prior to the Milestone Termination Date.

(vi) Within thirty (30) days after the achievement of the Sixth Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller [**] (the “Sixth Net Sales Milestone Payment”). The Sixth Net Sales Milestone Payment shall be payable one time only and shall be payable only if the Sixth Net Sales Milestone is achieved prior to the Milestone Termination Date.

(vii) Within thirty (30) days after the achievement of the Seventh Net Sales Milestone, Purchaser shall pay, or cause to be paid, to Seller $[**] (the “Seventh Net Sales Milestone Payment”). The Seventh Net Sales Milestone Payment shall be payable one time only and shall be payable only if the Seventh Net Sales Milestone is achieved prior to the Milestone Termination Date.

(e) For clarity, the total aggregate Contingent Payment payable hereunder is one hundred and fifty-nine million dollars ($159,000,000).

2

(f) Seller hereby acknowledges and agrees that (i) there is no assurance that Seller will receive any Contingent Payment, (ii) neither Purchaser nor its Affiliates promised or projected any amounts to be received by Seller in respect of any Contingent Payment, and Seller has not relied on any statements or information provided by or on behalf of Purchaser or its Affiliates with respect thereto and (iii) neither Purchaser nor any of its Affiliates owe any fiduciary duty to Seller or its Affiliates. The right of Seller to receive any amounts with respect to Contingent Payments shall not be evidenced by a certificate or other instrument and does not represent any right other than the right to receive the Contingent Payments pursuant to this Agreement.

(g) All payments to be made by Purchaser under this Section 1.01 shall be made in U.S. dollars and shall be paid by wire transfer in immediately available funds to an account designated in writing by Seller.

(h) Notwithstanding any provision herein to the contrary, if the aggregate costs incurred by Purchaser to complete the Specified FDA Studies from [**], as Purchaser’s sole and exclusive remedy with respect to this Section 1.01(h), Purchaser shall be entitled to [**].

Section 1.02. Audit Rights; Reporting. Purchaser shall (i) keep accurate records pertaining to the Net Sales of the Product in sufficient detail [**] to permit Seller to confirm if any of the Contingent Payments have become due and payable hereunder and (ii) provide Seller, in writing (email being sufficient), its calculation of Net Sales of the Product, along with reasonable supporting documentation, within thirty (30) days of the end of each calendar year, beginning with the calendar year ending [**]. At any time from and after [**], Seller, at its sole cost and expense, shall have the right to cause a third party independent, certified public accountant to audit such records to confirm Annual Net Sales during any calendar year. Such audits may be conducted during normal business hours upon reasonable prior written notice to Purchaser, but no more than frequently than one (1) time every three (3) years. No accounting period of Purchaser shall be subject to audit more than one time by Seller. Seller shall bear the full cost of such audit unless such audit discloses that a Contingent Payment was required to be made, in which case Purchaser shall bear the reasonable cost of such audit. Seller acknowledges and agrees that Purchaser may, upon the advice of counsel, withhold commercially sensitive information or data subject to privilege from the records used to conduct audits pursuant to this Section 1.02 unless the third party independent, certified public accountant executes a customary confidentiality agreement to receive access to such commercially sensitive information or data.

Section 1.03. Commercialization Covenants.

(a) From the Closing through [**], Purchaser shall, directly or through one or more Affiliates or licensees, use Commercially Reasonable Efforts to Commercialize the Product in the United States.

(b) If (i) Seller and Purchaser mutually agree that Purchaser has ceased using Commercially Reasonable Efforts to Commercialize the Product in the United States as required pursuant to Section 1.03(a) or (ii) a court of competent jurisdiction identified in Section 8.10 has determined, in a final and nonappealable decision, that Purchaser has ceased using Commercially Reasonable Efforts to Commercialize the Product in the United States as required pursuant to Section 1.03(a), Seller and Purchaser shall engage in good faith negotiations with respect to potential cures, including a repurchase of the Acquired Assets (and any other assets, including Product information and contracts, in either case, developed from and after the Closing which are used primarily in the Product Business conducted by Purchaser after the Closing) on terms mutually agreeable to Purchaser and Seller.

3

(c) Purchaser shall not take any action whose sole or primary purpose is to cause the [**] not to be paid. Purchaser shall not take any action within [**]; provided that Purchaser shall be entitled to exercise its [**].

Section 1.04. Transfer of Assets.

(a) The term “Acquired Assets” means all of Seller’s right, title and interest in, to and under the following assets, properties and rights, wherever located and whether now existing or hereafter acquired prior to the Closing Date, other than the Excluded Assets:

(i) the following (collectively, “Transferred Intellectual Property”):

(A)	the Trademarks relating to the Product identified in Section 1.04(a)(i)(A) of the Seller Disclosure Schedule, together with all extensions and renewals thereof (the “Transferred Trademarks”);

(B)	the Patents relating to the Product identified in Section 1.04(a)(i)(B) of the Seller Disclosure Schedule (the “Transferred Patents”);

(C)

the complete file histories for the Transferred Trademarks and the Transferred Patents and all files relating to such Trademarks and Patents, in each case, that are held or maintained on Seller’s behalf by Seller’s outside patent counsel, including all contents of such files, in each case in electronic form;

(D)

all Copyrights and copyrighted materials (whether or not registered) owned by Seller that are primarily used or primarily held for use in the Manufacture or Exploitation of the Product or used in the Product Business;

(E)	all Product Know-How;

(F)

each of the websites set forth in Section 1.04(a)(i)(F) of the Seller Disclosure Schedule and all content on such websites and all other website content primarily related to the Manufacture or Exploitation of the Product or used in the Product Business;

(G)

all final labeling, product packaging, inserts, advertising, marketing, product brochures, sales and promotional materials (including video or audio recordings, television, radio and print content and materials), point of sale materials, all consumer and end-user information, all final materials used for medical education activities and medical informational services in use or intended for use by the Product Business sales force for healthcare providers and pharmacists, all final training materials for the Product Business sales force and all healthcare provider, payor and consumer market research materials primarily used in the Product Business (the “Marketing Materials”); and

(H)

all goodwill appurtenant to, or associated with any of the above items, including claims, causes of action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations) against any person.

4

(ii) all Finished Inventory;

(iii) all raw materials (including all bulk API for the Product), work-in-progress, bulk API to be used in the Manufacture of the Product and other inventories (including items in transit, on consignment or in the possession of any third party) on the Closing Date that primarily relate to the Product (collectively, the “Transferred Inventory”), other than the Excluded Inventory;

(iv) the contracts, licenses and agreements (“Contracts”) set forth in Section 1.04(a)(iv) of the Seller Disclosure Schedule (collectively, the “Transferred Contracts”);

(v) the Product Registrations relating to the Product identified in Section 1.04(a)(v) of the Seller Disclosure Schedule (the “Transferred Product Registrations”);

(vi) all Regulatory Documentation (the “Transferred Regulatory Documentation”);

(vii) all rights, claims, causes of action and credits, including all guarantees, warranties, indemnities and similar rights (“Other Rights”), in favor of Seller, to the extent relating to any Acquired Asset or to any Assumed Liability (the “Transferred Other Rights”);

(viii) any equipment owned by the Seller, wherever located, that was purchased for use primarily in the Product Business;

(ix) all Product Records of Seller that relate to the Product (the “Transferred Records”).

(b) The term “Excluded Assets” means:

(i) the right to receive the Shanghai Fosun Development Milestone Payment and the right to receive the Kwangdong Development Milestone Payment; provided that Purchaser shall have no obligation to make any such payments to Seller until Purchaser has actually received the Shanghai Fosun Development Milestone Payment or the Kwangdong Development Milestone Payment;

(ii) the inventory and other raw materials and assets set forth on Section 1.04(b)(ii) of the Seller Disclosure Schedule, that will be used by Seller to manufacture the Product for its own internal development subject to the terms of Article 5 (the “Excluded Inventory”);

5

(iii) all cash and cash equivalents of Seller;

(iv) all Accounts Receivable of Seller for any Product sold prior to the Closing Date;

(v) any and all Tax records that relate to Taxes that constitute Excluded Tax Liabilities, all personnel records, and any and all financial books and records, including all books of account, ledgers, general, financial and accounting records, files, invoices, billing records and distribution lists (whether or not relating to the Product), in each case other than the Transferred Records (collectively, the “Excluded Records”);

(vi) all rights, claims, causes of action and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates in respect of any other Excluded Asset or any Excluded Liability;

(vii) any Tax attribute (including any loss, loss carryforward, credit, credit carryforward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing) of Seller or any of its Affiliates for any Pre-Closing Tax Period or otherwise relating to any Excluded Tax Liability;

(viii) all insurance policies and insurance contracts insuring the Product or the Acquired Assets, together with any claim, action or other right Seller or any of its Affiliates might have for insurance coverage under any past and present policies and insurance contracts insuring the Product or the Acquired Assets, in each case including any proceeds received from any such policy or contract prior to, on or after the Closing Date;

(ix) all rights of Seller and its Affiliates under this Agreement and the Other Transaction Documents;

(x) all Contracts other than the Transferred Contracts (the “Excluded Contracts”); and

(xi) all other properties, assets, goodwill and rights of Seller that are not included, or intended to be included, in the definition of Acquired Assets.

Section 1.05. Assumed Liabilities.

(a) On the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall assume, and shall discharge or perform when due, the following Liabilities (the “Assumed Liabilities”), but only to the extent arising from and after the Closing:

(i) all Liabilities with respect to the Specified FDA Studies;

(ii) all Liabilities of Seller under the Transferred Contracts arising from and after the Closing; provided that Purchaser shall not assume any Liabilities attributable to any failure by Seller to comply under the terms of the Transferred Contracts prior to Closing;

6

(iii) all rebates, chargebacks, returns, customer claims and similar obligations in respect of any Product, solely with respect to Product sold or Commercialized by Purchaser or any of its Affiliates (including by Seller or any of its Affiliates on behalf of Purchaser pursuant to the Transition Services Agreement, except to the extent provided in the Transition Services Agreement) after the Closing;

(iv) all Liabilities in respect of any Actions arising out of or relating to the Manufacture or Exploitation of the Product after the Closing;

(v) all Liabilities arising from the ownership, operation, maintenance, possession, control, sale, lease, disposition, exploitation or use of the Acquired Assets occurring after the Closing;

(vi) all Liabilities for warranty claims and product liability or similar claims, including all Actions relating to any such Liabilities, in each case solely with respect to or arising from Product sold by Purchaser or any of its Affiliates after the Closing;

(vii) all Liabilities arising out of or relating to the return of, or refund, adjustment, allowance or exchange in respect of, the Product, solely with respect to Product sold by Purchaser or any of its Affiliates (including by Seller or any of its Affiliates on behalf of Purchaser pursuant to the Transition Services Agreement) after the Closing;

(viii) all Liabilities for Taxes arising out of or relating to or in respect of the Product, the Product Business or any Acquired Asset, other than any Excluded Tax Liabilities;

(ix) Purchaser’s liability for fifty percent (50%) of the Transfer Taxes pursuant to Section 6.04(e); and

(x) all other Liabilities arising out of or relating to the Acquired Assets, the Product Business or the Manufacture or Exploitation of the Product arising after the Closing.

(b) Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Purchaser shall not assume, and shall have no liability for, any Liabilities of Seller, any of its Affiliates, or any of their respective predecessors in interest, in each case to the extent arising out of or relating to the Acquired Assets, the Product Business or the Manufacture or Exploitation of the Product prior to the Closing (“Excluded Liabilities”). Without intending to limit the generality or effect of the foregoing, Excluded Liabilities shall include the following Liabilities of Seller, its Affiliates and their respective predecessors in interest:

(i) Other than Purchaser’s obligations to bear its portion of the Transfer Taxes pursuant to Section 6.04(e), all Liabilities arising in connection with, or relating to, (x) accrued but unpaid Taxes of or with respect to Seller, including any and all Taxes of any person (other than Seller) imposed on or payable by Seller or any of its predecessors in interest pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of any state, local or non-U.S. Law) as a transferee or successor, under any Contract or otherwise, and (y) Taxes that relate to the Acquired Assets, the Assumed Liabilities or the Product, in each case, for any Pre-Closing Tax Period, including any Taxes related to sales (“Excluded Tax Liability”);

7

(ii) all Accounts Payable, accrued expenses and other current liabilities relating to the Product or the Product Business;

(iii) all rebates, chargebacks, returns, customer claims and other similar obligations, solely with respect to any Product sold by Seller prior to the Closing;

(iv) all Liabilities arising out of, or relating or with respect to, the Acquired Assets, the Product Business or the Product arising prior to the Closing and any branded prescription drug fees under Section 9008 of the Affordable Care Act set forth the Branded Prescription Drug Fee Program or any other applicable Law with respect to Product sold prior to the Closing;

(v) all Liabilities arising out of, or relating or with respect to, the Excluded Assets;

(vi) all Liabilities in respect of any pending Actions and any Actions initiated after the Closing arising out of or relating to the Acquired Assets, the Product Business or the Manufacture or Exploitation of the Product prior to the Closing, including all Liabilities for warranty claims and product liability or similar claims, including all Actions relating to any such Liabilities, arising out of or relating to the Product, in each case solely with respect to or arising from Product which was Manufactured or Exploited by Seller or any of its Affiliates prior to the Closing, including the Actions set forth on Section 3.09 of the Seller Disclosure Schedule;

(vii) any and all Liabilities attributable to or arising from the conduct of Seller or any of Seller’s Affiliates (including the operation of the Product Business) prior to the Closing (regardless of when any claim is asserted);

(viii) all Liabilities arising out of or relating to any indebtedness of Seller or any of its Affiliates;

(ix) all Liabilities in respect of abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date;

(x) all Liabilities (i) under or relating to any employee benefit plan, contract, program, fund, or arrangement and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, shareholders, consultants, or independent contractors of Seller or its Affiliates or with respect to which Seller or any of its Affiliates has made or is required to make payments, transfers, or contributions, or any management, employment, severance, change in control, non-compete, confidentiality, offer letter, retention, incentive or similar Contract, or (ii) relating to any current or former employee, director, manager, officer, shareholder, consultant or independent contractor of Seller or its Affiliates;

(xi) any Liabilities under the Excluded Contracts; and

8

(xii) any Liabilities of Seller (i) arising by reason of any violation (or violation alleged in writing) of any Law, or (ii) arising by reason of any breach (or breach alleged in writing) by Seller of any Contract or Injunction.

Section 1.06. Risk of Loss. Until the Closing, any loss or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller. At the Closing, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss; provided that Purchaser’s responsibility is not contingent on Purchaser’s ability to procure adequate insurance.

Section 1.07. Post-Closing Consents of Third Parties.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not, nor shall any Other Transaction Document, constitute an agreement to assign, transfer, grant or otherwise provide (or to obtain a replacement for), directly or indirectly, any asset (including any Transferred Contract or Transferred Product Registration), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect assignment, transfer, grant or other provision thereof, without the consent of a third party, would (i) constitute a breach or other contravention of the rights of such third party, (ii) constitute a breach of applicable Law or any requirement of or restriction by any Governmental Entity or (iii) be ineffective with respect to any party to an agreement concerning such asset, claim or right or would in any way adversely affect the rights of Seller or, upon assignment, transfer, grant or other provision, Purchaser under such asset, claim or right. If any direct or indirect transfer, assignment, grant or other provision by Seller to, or any direct or indirect assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right (including any Transferred Contract or Transferred Product Registration) requires the consent of a third party, then such transfer, assignment, grant or other provision or assumption shall be made subject to such consent being obtained (including, with respect to Seller, in connection with this Agreement or any Other Transaction Document). If any Transferred Product Registration necessary for the Manufacture or Exploitation of the Product under applicable Law, or any consent or waiver referred to in this Section 1.07(a), is not in Purchaser’s possession at the Closing, the Closing shall nonetheless take place, it being stated, for the avoidance of doubt, that the applicable Transferred Product Registrations will not be transferred prior to the Closing Date. Following the Closing, Seller and Purchaser shall, and Seller shall cause its Affiliates to, use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver; provided, however, that no party shall be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, authorization, approval or waiver, other than the incurrence of incidental expenses relating to obtaining any such consent, authorization, approval or waiver. Once such consent, authorization, approval or waiver is obtained, Seller shall, at Seller’s sole expense, sell, assign, transfer, convey and deliver to Purchaser the relevant Acquired Asset to which such consent, authorization, approval or waiver relates for no additional consideration.

9

(b) With respect to any consent or waiver referred to in Section 1.07(a) that is not obtained prior to the Closing, for a period of time that ends on the earlier of (i) twenty four (24) month anniversary of the Closing Date and (ii) the date of the expiration of the then-current term of the applicable Acquired Asset (including any Transferred Product Registration or Transferred Contract), then, with respect to such applicable Acquired Asset, Seller and Purchaser shall, and Seller shall cause its Affiliates to, cooperate in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain substantially similar economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset or related claim, right or benefit with respect to which the consent or waiver has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (A) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to a third-party agreement arising out of a breach or cancellation thereof by the other party, and (B) the enforcement by Seller of such rights. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by Seller or any of its Affiliates to the extent related to such Acquired Asset (net of any associated Liabilities) in connection with the arrangements under this Section 1.07.

Section 1.08. Refunds and Remittances.

(a) Received by Seller or its Affiliates. After the Closing, if Seller or any of its Affiliates receives (i) any refund or other amount which (x) is an Acquired Asset or (y) is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly, and in no event later than ten (10) business days after becoming aware of the receipt of such amount by Seller, shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 8.05(a).

(b) Received by Purchaser or Its Affiliates. After the Closing, if Purchaser or any of its Affiliates receives (i) any refund or other amount which (x) is in respect of any Product sold by Seller prior to Closing, (y) is an Excluded Asset or (z) is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly, and in no event later than ten (10) business days after becoming aware of the receipt of such amount by Purchaser, shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 8.05(b).

(c) In the case of any inconsistency between this Section 1.08 and the terms of the Transition Services Agreement with respect to the subject matter of this Section, the terms of the Transition Services Agreement shall govern.

Section 1.09. Product Returns; Chargebacks.

(a) All returned Product that was sold by Seller prior to the Closing Date shall be the responsibility of Seller. If Purchaser incurs any liability in connection with the return of any such Product, Seller will reimburse the amounts paid by Purchaser in connection with such returns. Seller shall be responsible for processing all rebates, chargebacks, returns, customer claims and similar obligations in respect of any Product sold by Seller prior to Closing and shall bear 100% of the cost of any such rebates, chargebacks, returns, customer claims and similar obligations.

(b) All returned Product that was sold by Purchaser after the Closing Date (or by Seller pursuant to the Transition Services Agreement) shall be the responsibility of Purchaser. If Seller incurs any liability in connection with the return of any such Product, Purchaser will reimburse the amounts paid by Seller in connection with such returns. Purchaser shall be responsible for processing all rebates, chargebacks, returns, customer claims and similar obligations in respect of any Product sold by Purchaser after the Closing and shall bear 100% of the cost of any such rebates, chargebacks, returns, customer claims and similar obligations.

10

ARTICLE 2
CLOSING; TRANSFER OF TRANSFERRED INVENTORY

Section 2.01. Closing.

(a) The closing of the Acquisition (the “Closing”) shall be held remotely via the electronic exchange of documents and signatures, on the date hereof, or at such other date and time agreed in writing by the parties hereto. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 11:59:59 p.m. Eastern Time on the Closing Date.

(b) At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller:

(i) by wire transfer to a bank account or accounts of Seller, immediately available funds in an amount equal to the Closing Payment and the Inventory Payment;

(ii) an executed Assumption Agreement and, subject to Section 1.07, such other executed instruments of assumption and such other executed instruments and documents as Seller may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Assumed Liabilities (each in a form that is consistent with the terms and conditions of this Agreement and reasonably satisfactory to Purchaser and Seller, and otherwise customary in the jurisdiction or jurisdictions applicable to such sale, assignment, transfer or conveyance) (the “Additional Transfer Documents”);

(iii) an executed counterpart of the IP Assignment Agreement; and

(iv) an executed counterpart of the Transition Services Agreement.

(c) At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser:

(i) the Bill of Sale and, subject to Section 1.07, the Additional Transfer Documents, in each case, executed by Seller;

(ii) an executed counterpart of the IP Assignment Agreement;

(iii) an executed counterpart of the Transition Services Agreement;

(iv) a thumb drive or other format acceptable to Purchaser in its sole discretion containing all files uploaded to the Data Room, without password protection, without watermark, and in an easily-accessible format (e.g., .docx, .pdf, .xlsx); and

(v) a duly executed IRS Form W-9 of Seller and a duly executed certificate of Seller reasonably acceptable to Purchaser and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

11

Section 2.02. Withholding. Notwithstanding anything to the contrary herein, each party hereto shall be entitled to deduct and withhold from amounts otherwise payable to any person hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax law. Any amounts so withheld with respect to payments made by Purchaser to any person pursuant to this Section 2.02 shall be treated for all purposes of this Agreement as having been paid to such person. In the event that any party is required to withhold any Tax hereunder, such party shall provide the other party reasonable advance notice of such requirement to withhold and give the other party a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding deduction, the withholding party shall furnish the other party with copies of any tax certificate or other documentation evidencing such withholding.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date) as follows:

Section 3.01. Authority. Seller is a legal entity, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own the Acquired Assets, and to carry on the Product Business as now being conducted. Seller is duly qualified to do business and is in good standing (to the extent such concept is applicable) as a foreign legal entity in each jurisdiction in which the nature of the Acquired Assets or the Product Business, including the ownership or leasing of the Acquired Assets makes such qualification necessary, except where the failure to hold such qualification would not be material to the Product Business, the Product or the Acquired Assets. Seller has all requisite corporate power and authority to enter into this Agreement, and Seller has all requisite organizational power and authority to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. Seller has duly and properly taken all organizational acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and, prior to the Closing, Seller will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party. Assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by Purchaser, each Other Transaction Document will constitute, a legal, valid and binding obligation of Seller, enforceable against such person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

12

Section 3.02. No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Seller does not, and the execution and delivery of the Other Transaction Documents by Seller will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof will not (with or without notice or lapse of time, or both) (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Seller, (ii) conflict with or violate any Law applicable to Seller or by which any of the Acquired Assets or Seller is bound or affected, (iii) contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of or the exercise of any remedy under, any Transferred Contract to which Seller is a party or by which Seller is bound or to which any Acquired Asset is subject or under which Seller has any rights or the performance of which is guaranteed by Seller, or result in the creation of a Lien on any of the Acquired Assets or Transferred Contracts (other than Permitted Liens), or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or order that is to be included in the Acquired Assets or is held by Seller and relates to the Acquired Assets.

(b) Except as set forth in Section 3.02(b) of the Seller Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any person, including any Governmental Entity, is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) those that may be required solely by reason of Purchaser’s or any Affiliate of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (ii) compliance with any filings, approvals or notices required under applicable Law related to the transfer of Transferred Product Registrations, and (iii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be material to the Product Business, the Product or the Acquired Assets.

Section 3.03. Taxes.

(a) Seller has timely paid, or caused to have been timely paid, all material Taxes due and required to have been paid by Seller as of the Closing Date with respect to the Acquired Assets. There are no Liens for Taxes on the Acquired Assets other than Permitted Liens.

(b) There are no audits or investigations by any Taxing Authority in progress, nor has Seller or any of its Affiliates received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation, that may potentially result in Liability of Purchaser relating to the Acquired Assets.

13

(c) None of Seller or any of its Affiliates has executed or entered into any contract or agreement with, or obtained any consents, approvals or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to Seller or any of its Affiliates that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

(d) No issue has been raised in writing by any Governmental Entity which would reasonably be expected to affect the Tax treatment of the Acquired Assets in any taxable period (or portion thereof) ending after the Closing Date.

Section 3.04. Valid Title; Sufficiency of the Assets.

(a) Seller has good, legal and valid title to the Acquired Assets (other than Transferred Inventory covered by open purchase orders), in each case free and clear of all Liens, except (i) such as are set forth in Section 3.04 of the Seller Disclosure Schedule; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) Liens for Taxes which are not yet due and payable, (v) non-monetary imperfections of title, if any, which do not, individually or in the aggregate, materially detract from the value or materially impair the continued present use and operation of the Acquired Assets to which they relate, and (vi) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business (the Liens described in clauses (i) through (vi) above are hereinafter referred to collectively as “Permitted Liens”).

(b) The Acquired Assets include all tangible and intangible property that are (i) sufficient for the conduct of the Product Business by Seller as such activities are currently conducted and (ii) sufficient for Seller to Commercialize, Manufacture and Exploit the Product as such Product exists and as such activities are currently conducted. The transfer of the Acquired Assets hereunder conveys to Purchaser good, valid and indefeasible title to, or a leasehold in, the Acquired Assets, free and clear of any Liens (other than Permitted Liens). No Acquired Assets are owned or held by any person other than Seller.

Section 3.05. Financial Information.

(a) Section 3.05 of the Seller Disclosure Schedule sets forth, for the year ended June 30, 2021, June 30, 2022 and June 30, 2023 and, as to be delivered by Seller no later than thirty (30) days following the Closing Date, the interim period ended November 30, 2023, (i) sales in units and sales value of the Product, (ii) returns and allowances recorded within net sales of the Product, (iii) actual returns of the Product received in units and value, (iv) direct cost of sales of the Product recorded within cost of goods sold, and (v) disputed customer accounts receivable. The net sales and cost of goods sold information are derived from and reconcile to the specific financial line items in Seller’s publicly filed financial statements (collectively, the “Product Financial Information”). The Product Financial Information referenced in Section 3.05 of the Seller Disclosure Schedule (i) is derived from and accurately reflects sales of the Product for the relevant periods included in Seller’s internal management accounts, (ii) has been prepared in accordance with GAAP, and (iii) is true and correct in all material respects.

(b) Seller maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions with respect to the Product are executed in accordance with management’s general or specific authorizations, (ii) transactions with respect to the Product are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for its assets, and (iii) the recorded accountability for assets with respect to the Product is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

14

(c) Seller has made and kept all books and records, which, in reasonable detail, accurately and fairly reflect the activities with respect to the Product and the Acquired Assets in all material respects. The books of account and other financial records with respect to the Product and the Acquired Assets have been kept in the ordinary course of business consistent with applicable Law in all material respects.

Section 3.06. Intellectual Property.

(a) Seller exclusively owns all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Liens, except for any Permitted Liens. The Product Business IP constitutes all Intellectual Property Rights owned or controlled by Seller that are used by Seller to Manufacture and Exploit the Product as currently conducted. All Transferred Intellectual Property is subsisting, valid and enforceable.

(b) Section 3.06(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Transferred Intellectual Property that has issued, been registered or granted or that is the subject of an application for registration, issuance or grant and that has not expired or lapsed or been abandoned or withdrawn and lists each jurisdiction in which such applications have been filed (“Registered IP”). All maintenance fees, annuity fees or renewal fees for all Registered IP that are due and payable prior to the Closing have been paid, and all documents and certificates necessary to maintain such material Registered IP have been filed with, as applicable, the U.S. Patent and Trademark Office, U.S. Copyright Office, and any applicable internet authorities or registrars.

(c) Except as set forth on Section 3.06(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates is bound by, and no Transferred Intellectual Property is subject to, any Contract that in any respect limits or restricts the ability to use, license, sublicense, exploit, assert or enforce any such Transferred Intellectual Property.

(d) Section 3.06(d) of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts by which Seller or any of its Affiliates has granted any license, sublicense, option for a license, or similar right to a third party with respect to any of the Transferred Intellectual Property.

(e) The Transferred Intellectual Property, and the Exploitation and Manufacture of the Product, does not, and has not, infringe, misappropriate, dilute or otherwise violate, the Intellectual Property Rights of any person, and does not, and has not constitute unfair competition or trade practices under applicable Law. Neither Seller nor any of its Affiliates has received any written notice from any person claiming that the Transferred Intellectual Property or the Exploitation or Manufacture of any Product infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under applicable Law. Neither Seller nor its Affiliates has received any written communication from any person challenging or threatening to challenge Seller’s ownership of, or right to use and license, any Transferred Intellectual Property.

15

(f) To the knowledge of Seller, no third party is engaging, or has engaged, in any activity that infringes, misappropriates, dilutes or otherwise violates any of the Transferred Intellectual Property in any material respect. There is no Action pending, asserted or threatened by Seller or any of its Affiliates against any other person concerning any of the foregoing. There is, and has been, no Action pending, asserted or, to the knowledge of Seller, threatened by or against Seller or its Affiliates concerning, contesting or challenging the ownership, validity, registerability, enforceability or use of any Transferred Intellectual Property. No Transferred Intellectual Property is subject to any outstanding Injunction or other disposition of any Action.

(g) No current or former officer, director, or employee of Seller or any of its Affiliates or, any consultant of Seller or any of its Affiliates, has any right, title or interest in, to or under any Transferred Intellectual Property developed by such person in the course of providing services to Seller or any of its Affiliates that has not been irrevocably assigned, transferred or licensed to Seller or any of its Affiliates.

(h) Seller and its Affiliates take, and have taken, all reasonable steps necessary to protect the confidentiality and value of all Product Confidential Information. Without limiting the foregoing, (i) Seller and its Affiliates have, and use reasonable efforts to enforce, a policy requiring each employee, consultant and contractor employed or engaged in connection with the Product Business to execute proprietary information, confidentiality and assignment agreements restricting the disclosure and use of such Product Confidential Information, and (ii) no material Product Confidential Information has been disclosed by Seller or its Affiliates to any person except pursuant to valid, customary and binding non-disclosure agreements.

(i) No material Transferred Intellectual Property was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any material Transferred Intellectual Property, in each case in a manner that has resulted in such Governmental Entity or institution obtaining ownership or other rights to such material Transferred Intellectual Property.

(j) The execution of this Agreement, the Other Transaction Documents, and the consummation of the transactions contemplated hereby will not alter, impair, or extinguish any of the rights in the Product Business IP.

(k) Seller and its Affiliates are, and have been, in compliance with (i) all applicable Laws, (ii) all of their contractual obligations, and (iii) all of their internal and public-facing privacy policies (including any privacy- or security-related representations, obligations or promises), in each case concerning data privacy and security relating to personal information in their possession or control with respect to the Product Business (such internal and public-facing privacy policies, collectively, “Privacy Policies”). Seller and its Affiliates have made all disclosures to users or customers required by all applicable Law in connection with the operation of the Product Business, and none of such disclosures made or contained in the Privacy Policies has been in violation of any applicable Law.

16

Section 3.07. Contracts. Each Transferred Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller, and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies. Seller has performed all material obligations required to be performed by it to date under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, to the knowledge of Seller, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Neither Seller nor any of its Affiliates has received any written notice from a third party (a) stating that such third party intends to terminate any Transferred Contract or (b) alleging that Seller or its Affiliates is in breach or default in the performance, observance or fulfillment of any material obligation or covenant contained in any Transferred Contract, in each case ((a) and (b)). A true and complete copy of each Transferred Contract, including all amendments and modifications and side agreements relating thereto, has been delivered to Purchaser via being made available in the Data Room.

Section 3.08. Transferred Product Registrations. All Transferred Product Registrations are in full force and effect and have been validly issued to Seller, and Seller has complied in all material respects with all terms and conditions thereof. None of Seller or its Affiliates has received written notice relating to the revocation, withdrawal, suspension, cancellation, termination or modification of any Transferred Product Registration and to the knowledge of Seller there are no circumstances currently existing that would reasonably be expected to lead to any withdrawal of, loss of or refusal to renew any Transferred Product Registration. No Action is pending or, to the knowledge of Seller, threatened regarding the suspension, cancellation, termination, or revocation of any Transferred Product Registration. Seller has delivered to Purchaser via being made available in the Data Room complete and correct copies of all the Transferred Product Registrations. Except as set forth in Section 3.08 of the Seller Disclosure Schedule, the Product sold under the Transferred Product Registrations was designed, developed, formulated, processed, Manufactured, tested and Exploited in accordance with the specifications and standards contained in such Transferred Product Registrations, and is not adulterated or misbranded within the meaning of any applicable Law.

Section 3.09. Litigation. Section 3.09 of the Seller Disclosure Schedule sets forth a list of all criminal, judicial, administrative or arbitral lawsuits, actions, charges, complaints, proceedings, demands, investigations and claims, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or private arbitrator or mediator (collectively, “Actions”), in each case, pending, or to the knowledge of Seller, threatened against Seller or any of its Affiliates (i) that are related to the Product, the Product Business, the Acquired Assets or the Assumed Liabilities, or (ii) that would prevent or delay the consummation by Seller of the Acquisition or the other transactions contemplated hereby or affect the legality, validity or enforceability of this Agreement or the Other Transaction Documents. The Seller and its Affiliates are not a party or subject to or in material default under any Injunction applicable to the Product, the Product Business, the Acquired Assets or the Assumed Liabilities. There is no inquiry or investigation pending or, to the knowledge of Seller, threatened by or before a Governmental Entity against or affecting the Product, the Product Business, the Acquired Assets or the Assumed Liabilities (including any inquiry as to the qualification of Seller or its Affiliates to hold or receive any Product Registration related to the Acquired Assets).

17

Section 3.10. Compliance with Applicable Laws; Regulatory Matters.

(a) Seller is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders, codes, treaties, judgments, decrees, regulations or other requirements or rules of law of any Governmental Entity (“Laws”) that are applicable to the design, development, formulation, processing, Manufacture, testing or Exploitation of the Product or to which the Acquired Assets or the Assumed Liabilities are subject, including (i) those relating to occupational health and safety (ii) any applicable Laws governing the design, development, formulation, processing, approval, Manufacture, testing, Exploitation, marketing, promotion or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Entity, private health plan or entity, or individual, and (iii) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.S. Anti−Kickback Statute (42 U.S.C. §1320a−7(b)), the U.S. False Claims Act (31 U.S.C. §§ 3729, et seq.), and the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) and any international anti-bribery conventions or other applicable local anti-corruption or bribery Laws, in each case. To the knowledge of Seller, no event has occurred that will (with or without notice or lapse of time) constitute or result in a material violation by Seller or any of its Affiliates of, or a failure on the part of Seller or any of its Affiliates to comply with, any Law that is applicable to the Product or any of the Acquired Assets or Assumed Liabilities. Seller and its Affiliates have not received any written communication from a Governmental Entity that alleges that Seller is in violation of any applicable Law in any material respect.

(b) To the knowledge of Seller, none of its or its respective Affiliates’ directors, managers, officers, representatives, employees or agents or any other person acting on behalf of any such person, Seller or any of its Affiliates have, with respect to the Product or the Acquired Assets, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (ii) made any material unlawful payment to any government official or employee or any political party or campaign, or (iii) violated any international anti-bribery conventions or applicable local anti-corruption or bribery Laws.

(c) Seller and its Affiliates have at all times, with respect to the Product and the Acquired Assets, been in compliance in all material respects with all (i) U.S. and applicable international economic and trade sanctions, including any applicable Laws administered and/or enforced by the U.S. Department of State, the U.S. Department of the Treasury (including OFAC) and (ii) all anti-boycott applicable Laws, administered by the U.S. Department of Commerce, and have not engaged in any dealings or transactions with (A) any person that appears on the OFAC Specially Designated Nationals and Blocked Persons List or on any other list of blocked persons maintained by OFAC, as may be amended from time to time by OFAC, (B) any person that is otherwise the target of economic sanctions administered and/or enforced by OFAC or organized in a foreign jurisdiction against which any applicable Governmental Entity with jurisdiction over a Seller or its Affiliates, as applicable, maintains a trade embargo, economic sanction or other similar prohibition pursuant to which dealing with such person is prohibited or (C) any person owned or controlled by or acting on behalf of, directly or indirectly, any person described in sub-clauses (A) or (B) above.

18

(d) Seller and its Affiliates and, to the knowledge of Seller, any employee or agent of Seller or any of its Affiliates has not made an untrue statement of material fact or fraudulent statement to the FDA, DEA, FTC, CMS or any other Governmental Entity with respect to any Product or failed to disclose a material fact required to be disclosed to any Governmental Entity with respect to any Product. As required under Law, Seller and its Affiliates maintained, filed or furnished to the applicable Regulatory Authority, Governmental Entity or person all material registrations, listings, filings, documents, statements, claims, reports, notices, and other submissions (collectively “Reports”) required to be maintained, filed or furnished on a timely basis with respect to the Product or the Acquired Assets. At the time of maintenance, filing or furnishing, all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected or modified, and no deficiencies have been asserted by any such Governmental Entity with respect to such Reports.

(e) Seller and its Affiliates have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls or market withdrawals of any Product. None of Seller or its Affiliates have received any written notice that the FDA, DEA, FTC, CMS, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, DOJ or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to revoke, deny or withdraw any Product Registration or other marketing authority of the Product, or request the recall, market withdrawal, removal or replacement of any Product, (ii) commenced, or threatened to initiate, any action to seize any Product or enjoin the design, development, formulation, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product, or (iii) commenced, or threatened to initiate, any action to seize any Product or enjoin the design, development, formulation, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product produced at any facility where any Product is designed, developed, formulated, Manufactured, tested, processed, packaged, labeled, repackaged, relabeled, stored or held for Exploitation.

(f) All clinical and pre-clinical studies conducted by or on behalf of or sponsored by Seller or its Affiliates with respect to the Product were and, if still pending, are being, conducted in accordance with all applicable Laws and “good laboratory practices” and “good clinical practices,” in each case, in accordance with applicable industry standards in the United States. Seller and its Affiliates have not received any written notices, correspondence or other communication from any Regulatory Authority requiring the hold, termination, or suspension of any clinical trials conducted by, or on behalf of, Seller or its Affiliates with respect to the Product.

(g) All drug distribution activities with respect to the Product are in full compliance with the Drug Supply Chain Security Act, including requirements for registration, reporting, licensing, drug listing, product tracing and identification, and systems for verification and handling of suspect or illegitimate product.

(h) Seller and its Affiliates have not, with respect to the Product, received or been subject to any FDA Form 483, notice of adverse finding, warning letters or other similar notices or correspondence from any Regulatory Authority, and there is no Action pending or, to the knowledge of Seller, threatened by any such Regulatory Authority, with respect to the approval of, Exploitation of, Manufacture of, design of, development of, formulation of, purity of, testing of, processing of, packaging of, repackaging of, stability of, storage of, or the labeling, relabeling or promotion of the Product, or otherwise alleging any violation of Law with respect to, the Product.

(i) There have been no (i) regulatory inspections of any facility in which the Product is Manufactured for sale, or (ii) written correspondence from any Governmental Entity, in each case asserting that the manufacturing operations of any facilities in which the Product is Manufactured for sale is not in compliance in all material respects with all applicable Laws.

19

(j) Seller and its Affiliates have not received any material written information from any Regulatory Authority with jurisdiction over the marketing, promotion, Exploitation, preclinical and clinical development, handling and control, safety, efficacy, purity, reliability, testing, processing, importation, packaging, labeling, Manufacturing, federal health care program price reporting information and information required by Law or Regulatory Authority to be retained related to such price reporting, of the Product which would reasonably be expected to result in the revocation, withdrawal, or denial of, or refusal to renew any Transferred Product Registration with respect to the Product Business.

(k) With respect to the Product and the facilities in which the Product is designed, developed, formulated, Manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored, Seller and its Affiliates have not received or been subject to any written correspondence, in each case from the FDA or any other Governmental Entity alleging that the Product or the facilities in which the Product is designed, developed, formulated, Manufactured, tested, processed, packaged, labeled or stored are or were in violation in any material respect of any Law or any applicable clearance, Permit, exemption, guidance or guideline, or alleging that the Product or the other facilities in which the Product are designed, developed, formulated, Manufactured, tested, processed, packaged, labeled or stored are or were the subject of any pending, or to the knowledge of Seller, threatened, Action by a Regulatory Authority. The Product has been designed, developed, formulated, Manufactured, tested, processed, packaged, labeled, repackaged, relabeled and stored in compliance in all material respects with applicable Law, including cGMP (or equivalent), and applicable Product Registrations.

(l) Seller and its Affiliates have not and, to the knowledge of Seller, each director, manager, officer, employee, agent or distributor of Seller or any of its Affiliates that is involved in the Product Business, has not, committed or been convicted of any crime or engaged in any conduct, or been the subject of any proceeding for which debarment or suspension is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Seller and its Affiliates have not and, to the knowledge of Seller, each director, manager, officer, employee, agent or distributor of Seller or any of its Affiliates that is involved in the Product Business, has not been convicted of any crime or engaged in any conduct, or been the subject of any proceeding for which such person was or could be excluded from participating in the Federal Health Care Programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. As of the date hereof, no Actions that would reasonably be expected to result in a debarment, suspension, exclusion or inability to participate in federal procurement and non-procurement programs are pending or, to the knowledge of Seller, threatened, against Seller or any of its Affiliates or, to the knowledge of Seller, any of their directors, managers officers, employees, agents or distributors that is involved in the Product Business. None of Seller, its Affiliates or any of their respective employees or, to the knowledge of Seller, any consultant of Seller who has undertaken activities for or on behalf of the Product Business has been debarred or deemed subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, nor, to the knowledge of Seller, are any such persons the subject of a conviction described in such section.

(m) With respect to the Product and the Product Business, Seller and its Affiliates have complied in all material respects with all requirements of Federal Health Care Programs, requirements relating to the Veterans Healthcare Act of 1992, and requirements relating to sales to 340B Program entities.

20

(n) None of Seller or its Affiliates or, to the knowledge of Seller, any of their respective officers, directors, managers or employees, any of their respective Affiliates or any third parties, in each case, acting on behalf of Seller and its Affiliates, has (i) knowingly presented or caused to be presented a claim for reimbursement for services to any state, federal or foreign Governmental Entity, including any Federal Health Care Program, that is materially false, (ii) knowingly offered, paid, solicited, or received any remuneration (including any kickback, bribe, rebate, or fee), overtly or covertly, in cash or in kind: (A) in return for referring any individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program, or (B) to secure any improper advantage or to obtain or retain business that would cause Seller to be in violation of any Law, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), (iii) otherwise given, received, offered to pay to or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present patient, customer, physician, other healthcare provider, supplier, vendor, contractor, Federal Health Care Program or other government program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), or (iv) knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any past or present patient, customer, physician, other healthcare provider, supplier, vendor, or contractor may receive reimbursement from a Federal Health Care Program or government program or in order that Seller or any of its Affiliates may collect reimbursement from a Governmental Entity or Federal Health Care Program.

(o) Seller and its Affiliates have not received written notice of any adverse outcomes related to the Product or any of its ingredients that would reasonably be expected to be adverse to the Product or the Acquired Assets.

(p) Seller has engaged third parties and corresponded with the FDA related to the design and activities reasonably determined by Seller to be necessary to initiate and complete the FDA studies that are described on Exhibit C attached hereto (the “Specified FDA Studies”).

Section 3.11. Absence of Changes or Events. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, since January 1, 2023 (i) Seller and its Affiliates have conducted the Product Business only in the ordinary course of the business, and (ii) there has not been any event, occurrence or development that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected have a Seller Material Adverse Effect.

Section 3.12. Transferred Inventory.

(a) The Transferred Inventory is owned by Seller or its Affiliates free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, the Transferred Inventory (i) is useable or saleable and merchantable in the ordinary course of business, (ii) was designed, developed, formulated, processed, Manufactured and tested in compliance in all material respects with cGMP and in accordance with the applicable Transferred Product Registrations and applicable Law and (iii) is not adulterated or misbranded within the meaning of any applicable Law. Seller is not in possession of any Transferred Inventory not owned by Seller.

21

(b) Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to be material, to the extent that the Transferred Inventory contains or consists of raw materials and work-in-process, such raw materials and work-in-process have been designed, developed, formulated, processed, manufactured, tested, handled, maintained, packaged and stored at all times in compliance, in all material respects, with cGMP (or equivalent), the specifications set forth in the Transferred Product Registrations, and applicable Law.

Section 3.13. Product. The Product is not subject to any guaranty, warranty or other indemnity other than the applicable standard terms and conditions of Seller that have been made available to Purchaser. Seller has taken reasonable steps to ensure that the Product was designed, developed, formulated, processed, Exploited, Manufactured, tested, stored, packaged, repackaged, labeled, relabeled or licensed in conformity with all applicable contractual commitments, Laws and express and implied warranties, and is not adulterated or misbranded within the meaning of any applicable Law. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, in the past three (3) years, no person has made any claim arising out of any personal injury and/or death proximately caused or alleged to be proximately caused by the use of the Product.

Section 3.14. Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 3.15. No Channel Stuffing. Since January 1, 2023, Seller and its Affiliates (a) have sold Product to wholesalers or distributors only in the ordinary course of business and in amounts that are generally consistent with past sales by Seller and its Affiliates to their wholesale and distributor customers during comparable periods (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions) and (ii) have not engaged in any practice with the intent of increasing the levels of inventory of the Product in the distributor or wholesaler channels outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transactions with respect to the Product.

Section 3.16. Suppliers, Customers and Payers. Since January 1, 2023, there has been no termination, cancellation or material curtailment of the business relationship of Seller or its Affiliates with any material supplier or customer of the Product Business or any material Payer, nor, to the knowledge of Seller, has any such supplier, customer or Payer indicated an intent to so terminate, cancel or materially curtail its business relationship with Seller or its Affiliates.

Section 3.17. Insurance. Seller has in force the product liability insurance policy set forth on Section 3.17 of the Seller Disclosure Schedule. Within the past five (5) years, Seller has had a product liability insurance policy in place. There are no claims which relate to the Acquired Assets, the Assumed Liabilities, the Product or the Product Business currently pending under any of Seller’s insurance policies.

Section 3.18. Non-Reliance. Except for the representations and warranties of Purchaser set forth in Article 4 and the Other Transaction Documents, neither Seller nor any Affiliate of Seller is relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement whether express or implied.

22

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date) as follows:

Section 4.01. Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to enter into this Agreement, and Purchaser has all requisite corporate power and authority to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. Purchaser has duly and properly taken all corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and, prior to the Closing, Purchaser will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party. Assuming that this Agreement has been duly authorized, executed and delivered by Seller, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by Seller, each Other Transaction Document will constitute, a legal, valid and binding obligation of Purchaser, as the case may be, enforceable against such person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 4.02. No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery of the Other Transaction Documents by Purchaser will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a Lien upon any of the properties or assets under, any provision of (i) its certificate of incorporation or by-laws, [**] other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any person, including any Governmental Entity, is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) those that may be required solely by reason of Seller (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

23

Section 4.03. Actions and Proceedings. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Purchaser, (b) Actions pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or would be reasonably likely to have a Purchaser Material Adverse Effect.

Section 4.04. Availability of Funds. Purchaser will have, as of the date any Contingent Payment is required to be made pursuant to the terms of this Agreement, the financial capability to pay such Contingent Payment.

Section 4.05. Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s finder’s or similar fee or other commission from, Purchaser in connection with this Agreement or the transactions contemplated hereby.

Section 4.06. No Implied Representations. Purchaser agrees that neither Seller nor any other person acting on behalf of Seller has made or is making any representations or warranties, express or implied, except those representations set forth in Article 3 of this Agreement. Purchaser acknowledges and agrees that, in determining to enter into this Agreement and consummate the transactions contemplated hereby, other than the representations explicitly set forth in Article 3, it has not relied and is not relying upon any representation or warranty of any kind, express or implied, made or purportedly made by or on behalf of any person. WITHOUT LIMITING THE GENERALITY OR EFFECT OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE ACQUIRED ASSETS “AS-IS” AND “WHERE-IS” AS OF THE CLOSING DATE, WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE FITNESS, MERCHANTABILITY, NON-INFRINGEMENT OR CONDITION OF THE ASSETS OR AS TO ANY OTHER MATTER. Notwithstanding the foregoing, no event shall this Section 4.06 limit in any way Purchaser from pursuing a claim of Fraud against any person, in any case, with respect to the representations explicitly set forth in Article 3.

ARTICLE 5
COVENANTS OF SELLER

Seller covenants and agrees as follows:

Section 5.01. Non-Competition.

(a) As a material inducement to Purchaser to enter into this Agreement, Seller shall not, and shall cause each of its current and future Affiliates not to, for a period of five (5) years after the Closing Date, directly or indirectly through any person, except as contemplated by this Agreement or any Other Transaction Document, (i) Commercialize, Exploit or Manufacture, or knowingly assist any other person in Commercializing, Exploiting or Manufacturing, any Seller Competing Product, or (ii) own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any person engaged in the Commercialization, Exploitation or Manufacture of any Seller Competing Product; provided, that, for the avoidance of doubt, nothing in this Section 5.01(a) shall prohibit Seller from entering into any Contract with any vendors, manufacturers or other suppliers of the Product, so long as Seller otherwise complies with the restrictive covenants set forth in this Section 5.01(a).

24

(b) The covenants and undertakings contained in this Section 5.01 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.01 may cause irreparable injury to Purchaser, such that money damages alone would not be a sufficient remedy for such violation. Therefore, Purchaser shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.01 without the necessity of proving actual Losses or posting any bond. The rights and remedies provided by this Section 5.01 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at Law or in equity.

(c) Notwithstanding anything contained in this Agreement to the contrary, if Seller or any of its Affiliates breaches Section 5.01(a), and Purchaser seeks and obtains an injunction, restraining order or other equitable relief from any court of competent jurisdiction, the five-year period referred to in Section 5.01(a) shall be computed from the date relief is granted to Purchaser instead of from the Closing Date and reduced by any time following the Closing Date during which Seller complied with its respective obligations thereunder.

(d) If any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, geographical area, business limitation or any other relevant feature of this Section 5.01 is unreasonable, arbitrary or against public policy, then the maximum time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against the applicable party.

Section 5.02. Purchaser Right of First Offer and Right of First Refusal.

(a) Purchaser Right of First Offer.

(i) In the event that, prior to [**], Seller desires to license, sublicense, sell or transfer any right of Seller (or any of its Subsidiaries) to Commercialize one or more Specified Products to any person (other than a wholly-owned subsidiary of Seller) in a single transaction or a series of transactions (each, a “Specified Product Transfer”), Seller shall [**].

(ii) During each [**].

(iii) In the event that Seller and Purchaser do not [**], Seller shall be entitled to offer to engage in discussions with any third party with respect to the applicable Specified Product Transfer, subject to the terms of Section 5.02(b).

(iv) If Seller does not engage in any applicable Specified Product Transfer [**].

(b) Right of First Refusal.

(i) In the event that, [**].

(ii) Purchaser shall have the right and option to accept Seller’s offer to enter into the Specified Product Transfer identified in the Specified Product Sale Notice by delivering a notice of acceptance of such offer to Seller [**].

25

(iii) In the event that Purchaser does not exercise its option to accept Seller’s offer to enter into the Specified Product Transfer identified in the Specified Product Sale Notice [**], then Seller shall be entitled [**].

Section 5.03. Non-Disparagement. For a period of five (5) years after the Closing Date, each of Seller and Purchaser will not, and will cause their respective Affiliates not to, make any disparaging or defamatory public comments reasonably be expected to harm the reputation of the other party (including, as to Seller, with respect to the Product), or to encourage or participate with anyone to make such statements or any such comments with respect to the other party (or, as to Seller, the Product) as applicable; provided, however, that the foregoing is not intended to, and shall not, prevent any party from reasonably engaging in activities not otherwise in violation of this Agreement or from making any truthful statements.

Section 5.04. Confidentiality. From and after the Closing Date, except as expressly permitted under any Other Transaction Document, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disclose or use for their own benefit or for the benefit of any person, any Product Confidential Information, except that Seller or any its Affiliates may disclose the Product Confidential Information or portions thereof (i) to those of its directors, officers, employees, agents, advisor, sublicensees and representatives who need to know such Product Confidential Information for the purpose of exercising its rights or performing its obligations under this Agreement, (ii) if it becomes legally compelled (by deposition, interrogation, requests for documents, subpoena, civil investigation, demand or otherwise) to disclose such Product Confidential Information; provided prompt prior written notice is provided to Purchaser (to the extent legally permissible), (iii) to a regulatory authority as required in connection with any filing, application or request for regulatory approval for the Product. For purposes hereof, “Product Confidential Information” means any and all non-public technical and non-technical confidential or proprietary information exclusively relating to the Product Business, including trade secrets, techniques, Know-How, processes, equipment, algorithms, software, design details and specifications, financial information, customer lists, business forecasts, sales and marketing plans as well as all notes, analysis, reports, compilations, studies, interpretations, summaries or other documents.

Section 5.05. Insurance. [**], Seller shell maintain products liability insurance covering sales of the Product prior to the Closing in amounts consistent with Seller’s current policies.

ARTICLE 6
MUTUAL COVENANTS

Section 6.01. Cooperation; Further Assurances.

(a) Purchaser and Seller shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, during the term of the Transition Services Agreement, to ensure the orderly transition of the Product and the Acquired Assets from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Product and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms, or the defense of any Tax claim or assessment. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.01. Neither party shall be required by this Section 6.01 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

26

(b) From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

(c) Subject to Section 1.07, if any party discovers, within twelve (12) months after the Closing Date, that any assets held by Seller or any of its Subsidiaries are Acquired Assets, but were not transferred to Purchaser as part of the consummation of the transactions under Section 1.04, then any such assets shall be deemed to have been held in trust by Seller or its Affiliates for Purchaser, and Seller shall promptly transfer, assign and convey such assets to Purchaser without any additional consideration therefor free and clear of all Liens (other than Permitted Liens).

(d) The parties hereby agree that, for a period of two (2) years following the Closing, Seller shall, and Seller shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Purchaser to, upon the reasonable written request of Purchaser, deliver to Purchaser any Regulatory Documentation or Product Records of Seller that relate to the Product and that are within the possession and control of Seller and were not previously provided to Purchaser.

Section 6.02. Publicity. Seller and Purchaser agree that, from and after the date of this Agreement, no public release or announcement or communication concerning the transactions contemplated hereby shall be issued by either Seller or Purchaser or their respective Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange to which such party is subject, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that Purchaser may disclose on a confidential basis in the course of its ordinary course reporting and fund raising activities the existence or content of any this Agreement and the transactions contemplated hereby to its Affiliates and its and their respective general partners, limited partners, equity holders, investors and potential investors.

Section 6.03. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

27

Section 6.04. Tax Matters.

(a) Periodic Taxes. All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for any Pre-Closing Tax Period shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such Pre-Closing Tax Period included in the period ending with and including the Closing Date, and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. The portion of Tax attributable to a Post-Closing Tax Period will be attributable in a corresponding manner to Purchaser. Purchaser shall be responsible for preparing and filing all such periodic non-income Tax returns required to be filed after the Closing Date. Each of Seller, on the one hand, and Purchaser, on the other hand, shall provide reimbursement to the other party as necessary to give effect to this Section 6.04(a). Any Tax return filed by Purchaser for a Pre-Closing Tax Period that relates in whole or in part to the Acquired Assets and which includes Taxes for which Seller could reasonably be expected to be responsible under this Agreement or applicable Law (“Pre-Closing Purchaser-Filed Return”) shall be submitted by Purchaser to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least twenty (20) days prior to the due date (including any applicable extension) of such return; provided, however, that in the case of any Pre-Closing Purchaser-Filed Return that is due within twenty (20) days of the Closing, Purchaser shall submit such returns to Seller as soon as is reasonably practicable. If Seller, within ten (10) days after review of any such Pre-Closing Purchaser-Filed Return, notifies Purchaser in writing that it objects to any items in such return, Purchaser shall consider such objection in good faith.

(b) Cooperation. The parties hereto shall cooperate in good faith (i) to provide any information and documentation that may be reasonably requested in writing by the other party in order to obtain any reduction in or exemption from any Transfer Taxes and (ii) in connection with the preparation and filing of any tax return or the conduct of any audit, examination or other proceeding with respect to Taxes with respect to the Acquired Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such matter.

(c) Purchase Price Allocation. Seller shall provide to Purchaser, no later than sixty (60) days after the Closing Date, a draft allocation of the Purchase Price (including, as appropriate for Tax purposes, assumptions of liabilities and other items properly treated as purchase price) among the Acquired Assets for Tax purposes (the “Allocation Statement”). Such allocation will comply with the requirements of Section 1060 of the Code and Section 2.01(a) of the Seller Disclosure Schedule and Seller and Purchaser shall cooperate in good faith to agree to such allocation. If within ten (10) days after the delivery of the Allocation Statement, Purchaser notifies Seller in writing that Purchaser objects to the allocation set forth in the Allocation Statement, Seller and Purchaser shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. If Seller and Purchaser agree on the allocation, then each of Seller and Purchaser agrees that it shall (i) report the sale and purchase of the Acquired Assets for United States Tax purposes in accordance with such allocations and (ii) not take any position inconsistent with such allocations on any of their respective United States Tax returns. If Seller and Purchaser do not so agree, each of Seller and Purchaser (and their respective Affiliates) (x) shall not be required to agree to an allocation, (y) shall each be permitted to used its own purchase price allocation for any Tax purpose and (z) shall not have any liability to the other for any additional Taxes or other liabilities as a result of inconsistencies between the respective allocations of Purchaser and Seller.

28

(d) Purchaser Post-Closing Activities. Purchaser shall not take any position with respect to Taxes relating to the Acquired Assets that reasonably would be expected to materially and adversely affect Seller or that would have the effect of shifting Tax to a Pre-Closing Tax Period unless, in each case, Seller shall have consented in writing to such action by Purchaser or such action shall be required by applicable Law.

(e) Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes imposed or assessed as a result of the Acquisition or the transactions contemplated by the Other Transaction Documents (“Transfer Taxes”) [**]. Any Tax returns and other required documentation that must be filed in connection with Transfer Taxes shall be prepared and filed by Purchaser and shared with Seller at least ten (10) days prior to the due date. The Seller shall pay its [**] share of any applicable Transfer Tax to the Purchaser at least five (5) days before the due date for the payment of any such Transfer Tax. To the extent required by applicable Law, Seller shall cooperate with Purchaser by executing the applicable Tax returns or other required documentation relating to such Transfer Taxes.

Section 6.05. Recordation and Transfer.

(a) Purchaser shall be responsible for making all applicable recordations (and preparation of such recordations and other applicable instruments of transfer or assignment) of the assignment or transfer of the Acquired Assets, including the Transferred Intellectual Property and the Transferred Product Registrations (and including the replacement of any applicable Transferred Product Registration naming Purchaser as the product registration holder). Seller shall cooperate, as reasonably requested by Purchaser in writing (email to be sufficient), to assist Purchaser in any such recordings or transfers. Purchaser and Seller shall share equally in all third party costs and expenses of all such recordations or transfers.

(b) As soon as practicable following the Closing Date, but subject to Section 6.05(d), Purchaser shall submit to or file with the relevant Governmental Entities all transfer applications and other documents required to be submitted or filed in order to effect the transfer to Purchaser of the Transferred Product Registrations (including the replacement of any applicable Transferred Product Registration naming Purchaser as the product registration holder), and Purchaser agrees to use its commercially reasonable efforts to cooperate fully with the relevant Governmental Entities and to take such other actions as are necessary or required to promptly effect such transfers, applications and cancellations, as applicable. Purchaser shall keep Seller reasonably informed of the progress of Purchaser in effecting the transfer to Purchaser of the Transferred Product Registrations (including the replacement of any applicable Transferred Product Registrations), including confirming in writing (including email) the completion of such transfer.

(c) Subject to the terms and conditions of this Agreement, including Section 6.05(d), each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to) work together to make all filings with and give all required notices to all Governmental Entities, [**]. The parties agree to use their commercially reasonable efforts to take any other actions required by the FDA or any other Governmental Entity to effect such filings, notifications and transfers.

(d) Purchaser and Seller shall file the [**].

(e) Prior to the Closing, in addition to the documentation provided pursuant to Section 1.04, Seller shall, or shall cause its Affiliates to, make available in the Data Room copies of all documentation relating to the Transferred Product Registrations. Seller shall retain all originals of documents while it remains the product registration holder as required by applicable Law.

29

Section 6.06. Regulatory Responsibilities. Subject to the terms of the Other Transaction Documents, and except as required by a party to comply with applicable Law or to exercise its rights and obligations hereunder or under any Other Transaction Document, (i) prior to the transfer of the Transferred Product Registrations to Purchaser, Seller and its Affiliates shall have, and (ii) after the transfer of the Transferred Product Registrations to Purchaser, Purchaser shall have, the sole right and responsibility (the “Regulatory Responsibility”) for (a) taking all actions, paying all fees and conducting all communications with applicable Governmental Entities with respect to the Transferred Product Registrations, including preparing and filing all reports (including Adverse Event reports) with applicable Governmental Entities, (b) taking all actions and conducting all communications with third parties in respect of Product sold pursuant to the Transferred Product Registrations, including responding to all complaints in respect thereof, and (c) investigating all Adverse Events in respect of Product sold pursuant to the Transferred Product Registrations; provided that the other party shall provide reasonable cooperation to the party with the Regulatory Responsibility.

ARTICLE 7
INDEMNIFICATION

Section 7.01. Survival.

(a) Other than with respect to any claims arising from, in connection with or related to Fraud, (i) the representations and warranties in this Agreement (other than the Fundamental Representations) and the covenants and agreements of the parties contained in this Agreement to be performed at or prior to Closing shall survive the Closing and shall terminate at the close of business [**] of the Closing Date, (ii) the Fundamental Representations shall survive the Closing and shall terminate at the close of business on the [**]and (iii) any claim for Fraud and the representations and warranties set forth in Section 4.04 shall [**].

(b) All of the covenants and agreements of the parties contained in this Agreement to be performed after the Closing shall survive after the date of this Agreement in accordance with their terms.

Section 7.02. Indemnification by Seller. Subject to the provisions of this Article 7, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, managers, employees, agents and representatives against and hold them harmless from any loss, Liability, claim, injury, damage, settlement, damage, Tax, expense (including reasonable legal fees and expenses), out-of-pocket cost (including reasonable out-of-pocket costs of investigation and defense) (“Losses”) [**].

Section 7.03. Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective officers, directors, managers, employees, agents and representatives against and hold them harmless from any Losses [**].

30

Section 7.04. Limitations on Liability; Cooperation.

(a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, managers, employees, agents or representatives on account of any breach of this Agreement or of any indemnity obligation set forth in Section 7.02 or Section 7.03 for any punitive or exemplary damages (in each case, except to the extent actually paid to a third party in connection with a Third Party Claim).

(b) Other than with respect to [**], no indemnified party shall have any liability under Section 7.02(a) or Section 7.03(a) unless the aggregate of all Losses for which the indemnifying party would be liable exceeds on a cumulative basis an amount equal to [**].

(c) Other than with respect to [**], no indemnified party shall have any liability under Section 7.02(a) or Section 7.03(a) in excess of the greater of [**].

(d) Seller’s aggregate liability for Losses under [**] shall not, in the aggregate, exceed the Purchase Price.

(e) Notwithstanding anything in this Agreement to the contrary, for the purpose of determining whether a breach actually occurred and the amount of Losses of indemnified parties, the representations and warranties of any party in this Agreement that are qualified by materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, shall be deemed to be made without such materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, qualifiers.

(f) Purchaser and Seller shall use their commercially reasonable efforts to mitigate, reduce or eliminate any Losses to which it may be entitled; provided, that such mitigation obligations shall not require Purchaser to make claims against customers or suppliers if, in Purchaser’s reasonable view and on the advice of Purchaser’s counsel, such claim would materially harm the Product, the Acquired Assets, or the Assumed Liabilities.

Section 7.05. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Article 7 shall be net of any amounts actually recovered by the indemnified party from any third party or under insurance policies with respect to such Loss (net of any costs of collection and increased premiums). Notwithstanding anything contained herein to the contrary, after the Closing, in any case where an indemnified party actually recovers, under insurance policies or from any other person alleged to be responsible for indemnifiable Losses, any amount in respect of a matter for which such indemnified party was indemnified pursuant to Section 7.02 or Section 7.03, such indemnified party shall promptly pay over to the indemnifying party the amount so recovered, but not in excess of the amount received by such indemnified party (net of any previously unpaid or unreimbursed expenses incurred in collecting such amounts).

Section 7.06. Procedures Relating to Indemnification for Third Party Claims.

(a) A party believing that it is entitled to indemnification under Section 7.02 or Section 7.03 (an “indemnified party”) shall give prompt written notification to the other party (the “indemnifying party”) of the commencement of any claim, action, lawsuit or other proceeding for which indemnification may be sought or, if earlier, upon the assertion of any such claim, action, lawsuit or other proceeding by any person against the indemnified party (a “Third Party Claim”) (it being understood and agreed, however, that the failure by an indemnified party to give notice of a Third Party Claim as provided in this Section 7.06 shall not relieve the indemnifying party of its indemnification obligation under this Agreement except and only to the extent that such indemnifying party is actually materially prejudiced as a result of such failure to give notice, except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).

31

(b) Within thirty (30) days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such Third Party Claim. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (reasonably satisfactory to the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

(c) The indemnifying party shall keep the indemnified party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the indemnified party with respect thereto. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(d) If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and the indemnified parties shall use their reasonable best efforts to make their employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). If the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall not agree to any compromise, discharge or settlement of such Third Party Claim or consent to any judgment in respect thereof, in each case without the prior written consent of the indemnified party, unless (i) such compromise, discharge, or settlement provides for a complete and unconditional release of the indemnified party from all liability with respect thereto and does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the indemnified party or any of its officers, directors, managers, employees, agents or representatives, and (ii) the sole relief provided in connection therewith is the payment of a cash settlement and does not impose an injunction or other equitable relief upon the indemnified party.

32

Section 7.07. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 7.02 or Section 7.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.02 or Section 7.03, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

Section 7.08. Right to Satisfy Indemnification Claims by Reducing Contingent Payments.

(a) Purchaser is expressly authorized, but shall not be obligated, to set off up to 100% of any Losses for which it is entitled to indemnification hereunder (subject to the limitations set forth in Section 7.04) that have been finally determined to be owing by Seller to Purchaser in accordance with Article 7 against any Contingent Payment to be made to Seller following the Closing.

(b) Neither the exercise nor the failure or delay to exercise such right of set off pursuant to this Section 7.08 will constitute an election of remedies or limit the rights and remedies of Purchaser hereunder.

Section 7.09. Tax Treatment of Payments. For all Tax purposes, Purchaser, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code or any similar provision of state, local or non-United States law) provides otherwise or otherwise required under applicable Law.

Section 7.10. Exclusive Remedy. From and after the Closing, the remedies provided by this Article 7 shall be the sole and exclusive monetary remedies of the indemnified parties for the recovery of Losses resulting from, relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing herein shall limit any indemnified party’s right or ability to make, pursue, enforce or prosecute a claim for (i) equitable relief pursuant to Section 1.03 or Section 5.01(b), (ii) Fraud, (iii) breach or violation of Section 5.01, (iv) breach or violation of the Other Transaction Documents (including but not limited to the Transition Services Agreement) or (vi) payment of any payments owed or otherwise payable in accordance with Section 1.01.

33

ARTICLE 8
MISCELLANEOUS

Section 8.01. Assignment. Neither Seller nor Purchaser may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that either party may make such an assignment or transfer without the other party’s prior written consent (i) to any of its Affiliates (but only for so long as such person is and remains an Affiliate of such party, it being agreed that such party shall cause such assignment to terminate prior to such time, if any, as such person ceases to be an Affiliate of such party) or (ii) to any purchaser of all of their assets or businesses; provided, that no such assignment by Purchaser shall be valid unless such purchaser expressly assumes in writing all of the obligations of Purchaser under this Agreement, and provided further, that no such assignment shall relieve Purchaser of its obligations under this Agreement (including its obligation to make any Contingent Payment). Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing delivered to the other party, expressly assume performance of such rights and/or obligations. In the event of an assignment or transfer as provided above in this Section 8.01, the assigning or transferring party shall remain responsible (jointly and severally) with such assignee or transferee for the performance of such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either party in violation of the terms of this Section 8.01 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each party, its successors and permitted assigns.

Section 8.02. No Third-Party Beneficiaries. Except for the rights of parties entitled to indemnification pursuant to Article 7, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 8.03. Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses.

Section 8.04. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

34

Section 8.05. Notices. All notices, requests, consents, claims, demands, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email (with written confirmation of receipt) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or email, when receipt is so confirmed, or if mailed, three (3) days after mailing (one (1) business day in the case of overnight mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser:

Cosette Pharmaceuticals, Inc.

200 Crossing Blvd

Bridgewater, NJ 08807

Attention: General Counsel

Email: [**]

with a copy to:

Dentons Cohen & Grigsby P.C.

625 Liberty Avenue 5th Floor

Pittsburgh, Pennsylvania 15222-3152

Attention: Matthew Clark, Steven Taibl, Mark Mazza

Email: [**] and

and

Dentons US LLP

101 John F Kennedy Pkwy

Short Hills, NJ 07078 Attention: Ilan Katz

Email: [**]

(b) if to Seller,

Palatin Technologies, Inc.

4-B Cedar Brook Drive

Cranbury, NJ 08512

Attention: Stephen T. Wills

Email: [**]

with a copy to:

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, NY 10017

Attention: Faith L. Charles

Email: [**]

35

Section 8.06. Interpretation; Exhibits, Seller Disclosure Schedule and Other Schedules; Certain Definitions. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement, (d) the headings contained in this Agreement, the Seller Disclosure Schedule, other Schedules or any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (e) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation, (f) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action will be taken on the next business day following such day, (g) references to a person are also to its permitted successors and assigns, and (h) unqualified references to “$” or “dollars” are to U.S. dollars. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller Disclosure Schedule to the extent relevant and reasonably apparent. The Seller Disclosure Schedule, all other Schedules and all Exhibits hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Seller Disclosure Schedule, any other Schedule or any Exhibit annexed hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence.

(a) For all purposes hereof:

“Accounts Payable” means all accounts payable and Liabilities, obligations and commitments, regardless of when asserted, billed or imposed (including any gross-to-net deductions which are payable) of Seller, all other accounts or notes payable by Seller and any claim, remedy or other right related to any of the foregoing, as of the end of the day immediately prior to the Closing Date, in each case with respect to Product sold prior to the Closing.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller as of the end of the day immediately prior to the Closing Date, including all trade accounts receivable representing amounts receivable in respect of products sold, goods shipped or services rendered prior to the day immediately prior to the Closing Date, and any security, claim, remedy or other right related to any of the foregoing.

36

“Adverse Event” means, with respect to the Product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of such Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by such Product or any of its ingredients, including such an event or experience as occurs in the course of the use of such Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse or misuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to non-U.S. Governmental Entities under corresponding applicable Law outside the United States.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person whether now or in the future; and for the purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Net Sales” means, with respect to the Product, Net Sales of such Product by Purchaser and its Affiliates and licensees in the United States in a Calendar Year. For the avoidance of any doubt Annual Net Sales shall not include any sales made pursuant to the terms of the Shanghai Fosun License Agreement or the Kwangdong License Agreement.

“API” means active pharmaceutical ingredient.

“Assumption Agreement” means the assumption agreement to be executed by Purchaser to evidence its assumption of the Assumed Liabilities, in a form reasonably satisfactory to Purchaser and Seller.

“Bill of Sale” means a bill of sale and assignment agreement in customary form with respect to the transfer and assignment of the Acquired Assets, in a form reasonably satisfactory to Purchaser and Seller.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York, New York.

“cGMP” means the then-current standards of good manufacturing practice for the manufacture, processing, packaging, testing, holding or distributing of a medicinal product for human use to assure that such medicinal product meets (a) the requirements of applicable Law and other requirements of any applicable Governmental Entity as to safety, purity, identity and strength, and (b) the quality and purity characteristics that it purports or is represented to possess.

“CMS” means the Centers for Medicare and Medicaid Services within the United States Department of Health and Human Services, or any successor organization or agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

37

“Commercialize” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product.

“Commercially Reasonable Efforts” means, [**].

“Copyrights” means all copyrights and works of authorship, whether or not published, all copyright registrations and applications therefor and all extensions, restorations, reversions and renewals thereof and all rights in copyrightable works and other works of authorship and derivative works thereof.

“Data Room” means the online data room maintained by Seller and hosted by [**].

“DEA” means the U.S. Drug Enforcement Administration, or any successor organization or agency.

“dollars” or “$” means lawful money of the United States of America.

“Exploit” means (and, with correlative meanings, the terms “Exploited,” “Exploitation” and “Exploiting”) to import, export, use, have used, sell, offer for sale, have sold, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Federal Health Care Program” means “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs, TRICARE and similar or successor programs that are funded, in whole or in part, by the United States Government.

“Fifth Net Sales Milestone” means [**].

“Finished Goods Inventory” means [**] of Finished Inventory having an expiration of no earlier than [**].

“Finished Inventory” means all inventory of the Product in finished packaged form (together with the Product packaging materials thereon) that is owned by Seller or any of its Affiliates and that is labeled for sale.

38

“First Net Sales Milestone” means the first attainment of Annual Net Sales of not less than fifteen million dollars ($15,000,000).

“First Net Sales Milestone” means [**].

“Fourth Net Sales Milestone” means [**].

“Fraud” means actual and intentional fraud by a party in the making of the representations and warranties expressly made by such party in this Agreement or any Other Transaction Document. Notwithstanding the foregoing, in no event shall “Fraud” be deemed to include equitable fraud, constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Authority), Section 3.02(a) (No Conflicts; Consents), Section 3.04(a) (Valid Title), Section 3.06(a) (Intellectual Property Ownership), Section 3.10 (Compliance with Applicable Laws; Regulatory Matters), Section 3.14 (Brokers), Section 4.01 (Authority), Section 4.02(a) (No Conflicts; Consents) and Section 4.05 (Brokers).

“GAAP” means the United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any international, federal, state or local government or any court, arbitrator or tribunal of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any Regulatory Authority.

“Injunction” means any judgment, executive order, writ, stipulation, decree, legally binding agreement, decision, determination, temporary restraining order, ruling, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by, or executed with, any Governmental Entity.

“Intellectual Property Rights” means any and all intellectual property, industrial or related proprietary rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, including: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Know-How; (e) rights of privacy and publicity and moral rights; (f) registrations and applications for registration of any and all of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, provisionals, reexaminations or reissues or equivalent or counterpart thereof; and (g) all claims, causes of action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations) against any person.

“IP Assignment Agreement” means the Intellectual Property Assignment Agreement between Seller and Purchaser substantially in the form of Exhibit A.

“Know-How” means all know-how, trade secrets, data, designs, processes, methods, confidential data, technical information, technology, formulations, chemical manufacturing control data, quality control and testing procedures, clinical data and specifications (including specifications for mixing and preparation of ingredients and packaging specifications).

39

“knowledge of Seller” means the current actual knowledge of Stephen T. Wills, Carl Spana, PhD, Robert Jordan, PMP, J. Don Wang, PhD, and, Samrat Sisodia, PhD.

“Kwangdong Development Milestone Payment” means [**].

“Kwangdong License Agreement” means the License Agreement, dated November 21, 2017, by and between Kwangdong Pharmaceutical Co., Ltd. and Seller.

“Liabilities” means any debts, liabilities, losses, damages, fines, penalties, obligations, commitments, claims or complaints or any kind, whether accrued or unaccrued, matured or unmatured, asserted or unasserted, liquidated or unliquidated, known or unknown, fixed or contingent, determined or determinable, whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto and whether in Contract, tort, strict liability or otherwise, including any arising under any Law.

“Liens” means liens (statutory or otherwise), claims, encumbrances, security interests, options, charges, mortgages, pledges, hypothecations, right of others, title defects, title retention agreements, voting trust agreements, third party rights or other right or interests, options, rights of first refusal, offer or negotiation, rights of preemption or rights to acquire, or other restrictions or limitations, including any restrictions on the right to vote, sell or otherwise dispose of the subject property, other than any restrictions or limitations imposed by this Agreement.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, testing, packaging, labeling, and shipping and holding (prior to distribution) of the Product or any ingredient or intermediate thereof, including quality assurance and quality control.

“Net Sales” means, with respect to a particular period, the aggregate gross amounts invoiced by or on behalf of Purchaser or any of its Affiliates for sales of the Product in arm’s length transactions to third parties, less the following items to the extent actually taken, incurred or estimated with respect to sales of the Product and to the extent not previously deducted in calculating the amount invoiced or billed and all in accordance with Purchaser’s standard accounting procedures under GAAP as consistently applied (except as otherwise provided below):

(i) rebates, credits or allowances for returns, price adjustments, claims, rejections or recalls (including due to spoilage, damage, expiration of useful life or otherwise), obsolescence, and manufacturing variances;

(ii) Taxes on sales or delivery of such Product (such as import, export, excise, sales, use, and value added Taxes or other Taxes levied on, absorbed determined and/or imposed with respect to such sales, tariffs and customs duties to the extent allocable to sales of such Product), but excluding any Taxes based on or measured by income;

(iii) any quantity, cash, promotion, or other trade discounts, prompt pay discounts, rebates (or their equivalent), returns, refunds, chargebacks, billbacks, administrative fees, stocking or other allowances, fees, credits or allowances, short-dated discounts, cash and non-cash coupons or retroactive price reductions or corrections (including billing errors or shipping errors) to any third party, including any purchasers, reimbursers, customers, distributors, wholesalers and group purchasing and managed care organizations and other similar entities and institutions (including amounts incurred in connection with government-mandated rebate and discount programs, rebates and chargebacks, and hospital buying group/group purchasing organization administration fees and payor organizations), in each case, which effectively reduce the selling price or gross sales of the Product;

40

(iv) fees paid to wholesalers, distributors and selling agents or allocation of internal resources performing similar services, in each case with respect to the Product, and other similar fees that are customary in the industry and incurred for the sales of the Product to customers;

(v) redistribution center (RDC) and wholesaler fees;

(vi) the costs incurred by Purchaser (or any of its Affiliates) in connection with patient support services, including insurance benefit investigations, co-pay assistance (not including administrative costs), and provision of free or low-cost drug to patients demonstrating financial need; and

(vii) any other deductions taken by Purchaser or any of its Affiliates in calculating net sales in the ordinary course of its business, consistent with GAAP (or the applicable accounting standard of such Purchaser or any of its Affiliates, if the sale occurs in a jurisdiction outside of the United States).

For clarity, and notwithstanding anything contained herein, (a) Net Sales shall not include any payments between or among Purchaser and its Affiliates, (b) sales by Purchaser or any of its Affiliates to a third party consignee shall not be recognized as Net Sales until the third party consignee sells the Product to a third party and so notifies Purchaser, (c) sales by Purchaser or its Affiliates of the Product to a licensee or to a third party distributor or wholesaler shall be considered a sale to a licensee or to a third party customer and shall be included in Net Sales but any subsequent sale by any such licensee or third party distributor or wholesaler to a third party customer shall not be included in Net Sales, and (d) the Product distributed as free promotional samples or used in research or development activities or for compassionate use shall be disregarded in determining Net Sales.

“OFAC” means the Office of Foreign Asset Control.

“ordinary course of business” means any action taken by Seller which is consistent with the past customs and practices of Seller.

“Other Transaction Documents” means (i) the Bill of Sale, (ii) the Assumption Agreement, (iii) the IP Assignment Agreement, (iv) the Transition Services Agreement, and (v) each other agreement, document, instrument or certificate contemplated hereby or thereby or to be executed by Seller or Purchaser in connection with the consummation of the transactions contemplated hereby, including the Additional Transfer Documents.

“Patents” means all domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures, inventions (whether patentable or not and whether or not reduced to practice), registered designs, industrial models, industrial designs, utility models, certificates of invention, and designs.

41

“Payer” means an insurer, health maintenance organization or other payer of health-related claims.

“Permit” means any license, permit, authorization, registration, clearance, application, submission, consent or approval (including Product Registrations) from any Governmental Entity.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion up to and including the Closing Date of any Tax period that includes (but does not end on) the Closing Date. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets (including, for the avoidance of doubt, any fee or other amounts payable pursuant to the Prescription Drug User Fee Act, as amended from time to time) for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Tax Period and the period after the Closing Date based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period after the Closing Date.

“Product Business” means any and all of the following activities as conducted by Seller or any of its Affiliates as of the Closing Date, in each case, of the Product anywhere in the world: the development, manufacturing, researching (including non-clinical and clinical research), testing, and commercialization (including marketing, promotion, pricing, selling, importing and exporting).

“Product Business IP” means (a) all Transferred Intellectual Property and (b) all Product Know-How.

“Product Know-How” means Know-How not included in the Patents of Seller that is: (i) owned by Seller immediately prior to the Closing; and (ii) necessary for, or is used by Seller as of the Closing Date in connection with, the development, manufacture (including synthesis, formulation, finishing or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of the Product.

“Product Labeling” means, with respect to the Product, (a) the Governmental Entity-approved full prescribing information for such Product, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Product.

“Product Records” means, other than Regulatory Documentation and Marketing Materials, all (a) books and records (other than financial books and records) exclusively related to the Manufacture or Exploitation of the Product in the 12-month period prior to the Closing Date, including all sales and promotional literature, manuals, laboratory records and preclinical, clinical and marketing studies (in all cases, in any form or medium) and (b) current customer lists exclusively related to the Product.

42

“Product Registrations” mean (i) any and all approvals, consents, licenses, applications or filings pending or issued to Seller by the relevant Governmental Entities prior to Closing solely related to the Exploitation and/or Manufacture of the Product, (ii) any rights that Seller has in any approval referred to in clause (i) of this definition under any agreement pursuant to which any such approval is held in the name of a third person, and (iii) supporting documentation in Seller’s files with respect to any of the foregoing, including supplements, annual reports, field alerts, and adverse event reports, toxicology, chemistry and efficacy data, studies, protocols, final reports and raw data. The Product Registrations shall include the pricing and reimbursement approval (if applicable or available), labeling approvals and all national drug code numbers (if any) assigned to the Product.

“Purchaser FDA Transfer Letter” means an executed letter from Purchaser to the FDA assuming responsibility for each of the applicable Product Registrations approved by the FDA, in customary form.

“Purchaser Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that individually or in the aggregate (a) prevents or materially impedes or delays the consummation of the Acquisition or the other transactions contemplated by this Agreement or (b) has, or could reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Other Transaction Documents.

“Regulatory Authority” means any Governmental Entity that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the FDA, the DEA and the CMS.

“Regulatory Documentation” means all (a) documentation comprising the Transferred Product Registrations and written correspondence with any Regulatory Authority pertaining to Product Registrations for the Product, (b) correspondence and reports relating to the Product submitted to or received from Governmental Entities (including minutes, letters and official contact reports relating to any communications with any Governmental Entity) and relevant supporting documents submitted to or received from Governmental Entities with respect thereto, including regulatory drug lists, final versions of advertising and promotion documents, Product Labeling used as of the Closing Date, Adverse Event files and complaint files, safety reports or updates, complaint files and product quality reviews, all clinical or pre-clinical data derived from clinical studies conducted or sponsored by, or on behalf of Seller or its Affiliates, (c) all data (including clinical and pre-clinical data) related to the Product contained in any of the foregoing, and (d) all other documents, reports, records, dossiers, files and other data, information and materials directly related to compliance with the applicable Law relating to the Product, product safety related information (including periodic safety update reports and adverse event database information), regulatory submissions, expiration dating, federal health care program price reporting information, in each case, required by Law or Regulatory Authority to be retained.

“Second Net Sales Milestone” means [**].

43

“Seller Competing Product” means any pharmaceutical product that (x) is intended to treat female hypoactive sexual desire disorder or (y) that includes bremelanotide as an API alone or in combination with any other API and that is not, in either case, a Specified Product.

“Seller FDA Transfer Letter” means an executed letter from Seller to the FDA transferring to Purchaser the rights to each of the applicable Product Registrations approved by the FDA, in customary form.

“Seller Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of Seller and its Affiliates in respect of the Acquired Assets and the Assumed Liabilities, taken as a whole (including any business related thereto), (y) prevents or materially impedes or delays the consummation of the Acquisition or the other transactions contemplated by this Agreement or (z) has, or would reasonably be expected to have, a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Other Transaction Documents or consummate the transactions hereunder. For purposes of this Agreement, “Seller Material Adverse Effect” shall exclude any effects to the extent resulting from (i) changes in the United States or foreign economies or political, regulatory or financial market conditions in general (including disruptions thereof), (ii) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (iii) changes in the pharmaceutical industry in general and not specifically relating to the Acquired Assets, (iv) the pendency or announcement of the Acquisition or the other transactions contemplated by this Agreement or any Other Transaction Document (including the disclosure of the identity of Purchaser), including any Action resulting therefrom or with respect thereto, and adverse change in customer, governmental, supplier or similar relationships resulting therefrom (v) any action taken or omission to act with the express written consent or upon the written request of Purchaser or any action or omission to act which is required or expressly permitted by this Agreement, (vi) failure of Seller or any of its Affiliates to meet internal or published projections, revenue predictions or forecasts relating to the Product (provided that the underlying reason for such failure may be taken into account in determining the existence of a Seller Material Adverse Effect), and (vii) hurricanes, earthquakes, floods or other natural disasters, acts of God, epidemics or pandemics (including COVID-19 and any developments related thereto) or political, regulatory, legislative or social conditions (including the commencement, continuation or escalation of a war, armed hostilities, acts of terrorism or any other local, international or national calamity); provided that with respect to clauses (i), (ii), (iii), and (vii), such matter shall be considered to the extent (but solely the disproportionate extent) that it disproportionately affects the Product as compared to similar pharmaceutical products being manufactured, marketed or sold by pharmaceutical businesses.

“Seventh Net Sales Milestone” means [**].

“Shanghai Fosun Development Milestone Payment” means [**].

“Shanghai Fosun License Agreement” means the License Agreement dated September 6, 2017 by and between Shanghai Fosun Pharmaceutical Industrial Development Co. Ltd. and Seller.

44

“Sixth Net Sales Milestone” means [**].

“Specified Product” means any product that includes bremelanotide as an API in combination with one or more other APIs that is to be Commercialized solely for the treatment of male erectile disfunction and/or obesity.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” or “Taxes” means (a) any income, corporate, capital stock, capital gains, capital acquisitions, commercial activity, inheritance, deposit interest retention, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, net worth, transfer, franchise, profits, license, value-added, withholding, payroll, employment or unemployment, disability, social security (or similar), excise, severance, registration, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge whatsoever, together with any interest or any penalty or addition to tax imposed in respect of the foregoing, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

“Taxing Authority” means any Governmental Entity that imposes, administers, assesses, adjudicates or collects Taxes or Tax returns.

“Third Net Sales Milestone” means [**].

“Trademarks” means all trademarks, service marks, designs, trade dress, logos, slogans, emblems, trade names, brand names, domain names and all other indicia of origin (whether registered, common law, statutory or otherwise), together with all translations, adaptations, derivations, and combinations thereof, and all registrations, applications for registration thereof and social media handles associated therewith, together with any extensions and renewals thereof and all goodwill associated therewith.

“Transition Services Agreement” means the Transition Services Agreement between Seller and Purchaser substantially in the form of Exhibit B.

“United States” means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

45

(b) The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Acquisition	1.01
Acquired Assets	1.04(a)
Actions	3.09
Additional Transfer Documents	2.01(b)(ii)
Agreement	Preamble
Allocation Statement	6.04(c)
Assumed Liabilities	1.05(a)
Closing	2.01(a)
Closing Date	2.01(a)
Closing Payment	1.01(a)
Contingent Payments	1.01(d)
Contracts	1.04(a)(iv)
Deferred Purchase Price Payment	1.01(c)
Excluded Assets	1.04(b)
Excluded Contracts	1.04(b)(x)
Excluded Inventory	1.04(b)(i)
Excluded Liability	1.05(b)
Excluded Records	1.04(b)(iv)
Excluded Tax Liability	1.05(b)(i)
Fifth Net Sales Milestone Payment	1.01(d)(iv)
First Milestone Payment	1.01(c)
Fourth Net Sales Milestone Payment	1.01(d)(iii)
indemnified party	7.06(a)
indemnifying party	7.06(a)
Inventory Payment	1.01(b)
Laws	3.10
Losses	7.02
Marketing Materials	1.04(a)(i)(G)
Milestone Termination Date	1.01(d)(i)
Other Rights	1.04(a)(vii)
Permitted Liens	3.04
Post-Closing Tax Period	6.04(a)
Pre-Closing Purchaser-Filed Return	6.04(a)
Pre-Closing Tax Period	6.04(a)
Privacy Policies	3.06(k)
Product Business	Recitals
Product Confidential Information	5.04
Product Financial Information	3.05
Purchase Price	1.01(b)
Purchaser	Preamble
Registered IP	3.06(b)
Regulatory Responsibility	6.06
Reports	3.10(d)
ROFN Period	5.02(a)
Second Net Sales Milestone Payment	1.01(d)(i)
Seller	Preamble
Seller Competing Product	5.01(a)

46

Term	Section
Seller Disclosure Schedule	Article 3
Seventh Net Sales Milestone Payment	1.01(d)(vi)
Sixth Net Sales Milestone Payment	1.01(d)(v)
Specified Product ROFN Notice	5.02(a)
Specified Product Sale Notice	5.02(b)
Specified Product Transfer	5.02(a)
Specified Product Transfer Agreement	5.02(b)
Third Net Sales Milestone Payment	1.01(d)(ii)
Third Party Claim	7.06(a)
Transfer Taxes	6.04(e)
Transferred Contracts	1.04(a)(iv)
Transferred Intellectual Property	1.04(a)(i)
Transferred Inventory	1.04(a)(iii)
Transferred Other Rights	1.04(a)(vii)
Transferred Patents	1.04(a)(i)(B)
Transferred Product Registrations	1.04(a)(v)
Transferred Records	1.04(a)(ix)
Transferred Regulatory Documentation	1.04(a)(vi)
Transferred Trademarks	1.04(a)(i)(A)

Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, “.pdf” or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.08. Entire Agreement. This Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Other Transaction Documents or in the Confidentiality Agreement.

Section 8.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

47

Section 8.10. Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of the federal or state courts of the State of New Jersey, for the purposes of any suit, action or other proceeding arising out of this Agreement and the Other Transaction Documents or any transaction contemplated hereby or thereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address(es) set forth above shall be effective service of process for any action, suit or proceeding in New Jersey with respect to any matters to which it has submitted to jurisdiction in this Section 8.10. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement and the Other Transaction Documents or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges and agrees that it and the other parties hereto have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.

Section 8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal or state courts of the State of New Jersey, and any appellate court from any thereof, this being in addition to any other remedy to which any party hereto is entitled at law or in equity.

48

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PALATIN TECHNOLOGIES, INC.
By:	/s/ Stephen T. Wills
Name: Stephen T. Wills
Title: Chief Financial Officer

COSETTE PHARMACEUTICALS, INC.
By:	/s/ Apurva Saraf
Name: Apurva Saraf
Title: President and CEO

Signature Page to the Asset Purchase Agreement

49